Exhibit 99.2
FRONTLINE 2012 LTD.
NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS
 TO BE HELD ON                     , 2015
NOTICE IS HEREBY given that the Special General Meeting of Shareholders of Frontline 2012 Ltd., or Frontline 2012, will be held on                         , 2015 at 10:00 a.m. local time, at Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road Hamilton, HM 08 Bermuda, unless adjourned or postponed to a later date, for the following purpose, which is more completely set forth in the accompanying joint proxy statement/prospectus:
1.	To consider and vote upon a proposal to authorize and approve the Merger Transactions by and among Frontline Ltd., Frontline 2012 and Frontline Acquisition Ltd., a wholly-owned subsidiary of Frontline, pursuant to which Frontline 2012 will become a wholly-owned subsidiary of Frontline.
Under Bermuda law, in the event of a merger of a Bermuda company with another company or corporation, any shareholder of the Bermuda company is entitled to receive fair value for its shares. Frontline 2012's board of directors considers the fair value for each Frontline 2012 common share to be the Merger Consideration (2.55 common shares of Frontline) providing Frontline 2012 shareholders with a value of approximately $6.579 for each Frontline 2012 common share, based on the closing price of the Frontline common shares on July 1, 2015, the day before the public announcement of the proposed merger.
Any Frontline 2012 shareholder who does not vote in favor of the merger and is not satisfied that fair value has been offered for such shareholder's shares may apply to the Supreme Court of Bermuda to appraise the fair value of those shares. Any shareholder intending to exercise appraisal rights MUST file its application for appraisal of the fair value of its common shares with the Supreme Court of Bermuda within ONE MONTH after the date the notice convening the special general meeting is deemed to have been received.
By Order of the Board of Directors
Georgina Sousa
Secretary
Dated:                     , 2015
Notes:
1.	Only holders of record of Frontline 2012 common shares at the close of business on , 2015, the record date for the Special General Meeting, are entitled to notice of, and to vote at, the Special General Meeting and any adjournments or postponements thereof or to exercise the appraisal rights conferred on dissenting shareholders by Bermuda law. Each common share of Frontline 2012 entitles its holder to one vote on all matters that come before the Special General Meeting.
2.	Frontline 2012 Board's Disinterested Directors unanimously recommend that Frontline 2012's shareholders vote "FOR" the authorization and approval of the Merger Transactions. Frontline 2012 cannot complete the Merger unless the Merger Transactions are authorized and approved by Frontline 2012's shareholders. Authorization and approval of the Merger Transactions requires an affirmative vote of 75% or more of the votes cast by the holders of the common shares of Frontline 2012 on the record date present and voting at the Special General Meeting. Also, it is required that a quorum of two or more persons holding or representing more than one-third (1/3) of the issued and outstanding common shares of Frontline 2012 on the record date be in attendance in person or by proxy at such Special General Meeting. Under the terms of a separate voting agreement, Hemen Holding Limited, and certain directors and officers of Frontline 2012, have agreed to vote the common shares of Frontline 2012 they beneficially own in favor of the authorization and approval of the Merger Transactions. Such shares collectively represent approximately 61.4% of the issued and outstanding common shares of Frontline 2012 entitled to vote at the Special General Meeting.
3.	The Merger Transactions are described in the accompanying joint proxy statement/prospectus, which you are urged to read carefully. A copy of the Merger Agreement, as amended, is attached to the joint proxy statement/prospectus as Appendix A.
4.	Whether or not you plan to attend the Special General Meeting in person, please complete, sign, date and return the enclosed proxy card, in accordance with the directions set forth on the proxy card, to ensure that your shares will be represented at the Special General Meeting. If you do attend the Special General Meeting and wish to vote in person, you may do so notwithstanding the fact that you previously submitted or appointed a proxy. Please note, however, that if your shares are held of record by a broker, bank, trustee or other nominee and you wish to vote at the meeting, you must obtain from your nominee a proxy issued in your name.

Frontline 2012 Ltd. (the "Company")
Form of Proxy for use at Special General Meeting to be held on                  , 2015.
I/We
(NAME IN BLOCK CAPITALS)
of
being (a) holder(s) of                                  Ordinary Shares of $2.00 each of the above-named Company on the record date of                    , 2015, hereby appoint the duly appointed Chairman of the meeting or                                                       to act as my/our proxy at the Special General Meeting of the Company to be held on                           , 2015, or at any adjournment thereof, and to vote on my/our behalf as directed below.
Please indicate with an X in the spaces provided how you wish your vote(s) to be cast on a poll. Should this card be returned duly signed, but without a specific direction, the proxy will vote for the Proposal.

Proposal	For	Against	Abstain
To consider and vote upon a proposal to authorize and approve the Merger Transactions by and among Frontline Ltd., Frontline 2012 Ltd. and Frontline Acquisition Ltd., a wholly-owned subsidiary of Frontline, pursuant to which Frontline 2012 Ltd. will become a wholly-owned subsidiary of Frontline Ltd.

Date	Signature
Notes:

1.	A Shareholder entitled to attend and vote at a meeting may appoint one or more proxies to attend and, on a poll, vote instead of him.
2.	Proxies appointed by a single Shareholder need not all exercise their vote in the same manner.
3.
In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority is determined by the order in which the names stand in the Register of Members.

4.	In the case of a corporation, this proxy must be given under its common seal or be signed on its behalf by a duly authorized officer or attorney.
5.
If it is desired to appoint by proxy any person other than the Chairman of the Meeting, his/her name should be inserted in the relevant place, reference to the Chairman deleted and the alteration initialled.

6.	This proxy should be completed and sent to the following address by not later than 48 hours before the time for holding the meeting:

Holders of Shares should return their Proxy Forms to:
DNB Bank ASA
Registrars Department
P.O. Box 1600 Sentrum
0021 Oslo
Norway
Or via e-mail to: vote@dnb.no